EXHIBIT 99.1

Donegal Group Inc. Announces Fourth Quarter and Full Year 2014 Results

MARIETTA, Pa., Feb. 20, 2015 (GLOBE NEWSWIRE) -- Donegal Group Inc. (Nasdaq:DGICA) (Nasdaq:DGICB) today reported its financial results for the fourth quarter and full year of 2014. Significant items included:

  Net income of $4.5 million for the fourth quarter of 2014, compared to $9.6 million for the fourth quarter of 2013, reflecting an increase in non-weather-related losses
  Net income of $14.5 million for the full year of 2014, compared to $26.3 million for the full year of 2013, in large part reflecting the adverse impact of severe weather events in the first half of 2014
  9.4% increase in net premiums written and 8.4% increase in net premiums earned for the fourth quarter of 2014, reflecting continuing organic growth in commercial lines and the effect of premium rate increases
  101.8% statutory combined ratio1 for the fourth quarter of 2014, compared to 95.4% for the fourth quarter of 2013
  Net investment income of $4.8 million for the fourth quarter of 2014, increasing 2.8% over $4.7 million for the fourth quarter of 2013
  Book value per share of $15.40 at December 31, 2014, compared to $15.02 at year-end 2013

	Three Months Ended December 31,			Year Ended December 31,
	2014	2013	% Change	2014	2013	% Change
	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$ 144,211	$ 132,982	8.4%	$ 556,498	$ 515,292	8.0%
Investment income, net	4,815	4,685	2.8	18,344	18,795	-2.4
Realized gains (losses)	837	(520)	NM2	3,134	2,423	29.3
Total revenues	151,591	139,395	8.7	586,548	547,110	7.2
Net income	4,486	9,564	-53.1	14,539	26,322	-44.8
Operating income[1]	3,934	9,907	-60.3	12,471	24,723	-49.6

Per Share Data
Net income – Class A (diluted)	$ 0.17	$ 0.36	-52.8%	$ 0.55	$ 1.02	-46.1%
Net income – Class B	0.15	0.34	-55.9	0.49	0.94	-47.9
Operating income – Class A (diluted)	0.15	0.37	-59.5	0.47	0.96	-51.0
Operating income – Class B	0.13	0.35	-62.9	0.42	0.88	-52.3
Book value	15.40	15.02	2.5	15.40	15.02	2.5

1The "Definitions of Non-GAAP and Operating Measures" section of this release defines and reconciles data that the Company prepares on an accounting basis other than U.S. generally accepted accounting principles ("GAAP").

2Not meaningful.

Kevin G. Burke, Acting Chief Executive Officer of Donegal Group Inc., noted, "Throughout 2014, Donegal Group continued to achieve the level of growth that we believe will position us for long-term success, with full-year net premiums written increasing 8.6 percent. We remain committed to our regional business approach with marketing, underwriting and claims service tailored to fit the specific characteristics and needs of our regional markets. Over the longer term, we expect our strategy will deliver results that outperform the property and casualty insurance industry in terms of service, profitability and book value growth."

Mr. Burke continued, "Our overall progress toward our objectives has been hampered by claim severity increases in our automobile lines of business, even as we are seeing improving core profitability in our homeowners, commercial multi-peril and workers' compensation business lines. Premium rate increases in nearly all of our business lines over the past several years have significantly improved our potential to generate underwriting profits as we move into 2015.

"Over the past several years, we have emphasized growth in our commercial lines of business as a means of enhancing our underwriting margins over time. Continuing through the fourth quarter of 2014, we have been successful in obtaining commercial renewal premium increases in the mid-single-digit percentage range, contributing to growth in our net premiums written. We also continue to attract new business as we expand the distribution of our commercial lines products across our regions, appoint new commercially focused agents and commit additional resources to supporting our agency relationships. We continue to invest substantial sums in the development and implementation of state-of-the-art technology solutions to enhance further our service to our agents and policyholders," Mr. Burke concluded.

Donald H. Nikolaus, Chairman and President, further remarked, "While full-year 2014 financial results did not reflect the dedication and efforts we expended to meet our underwriting profit objectives, we remain optimistic. Independent agents continue to reward our emphasis on personal service and responsiveness by committing to grow their books of business with our group of companies. We believe our unwavering commitment to our independent agents has positioned us well for continued, profitable growth in our regional markets."

At December 31, 2014, the Company's book value per share was $15.40, compared to $15.02 at December 31, 2013. The increase in book value at December 31, 2014 reflected primarily an increase in net unrealized gains in the fair value of the Company's available-for-sale securities portfolio.

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in four Mid-Atlantic states (Delaware, Maryland, New York and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), seven Southeastern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and seven Midwestern states (Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin). The insurance subsidiaries of Donegal Group conduct business together with Donegal Mutual Insurance Company as the Donegal Insurance Group.

	Three Months Ended December 31,			Year Ended December 31,
	2014	2013	% Change	2014	2013	% Change
	(dollars in thousands)

Net Premiums Written
Personal lines:
Automobile	$ 48,498	$ 46,661	3.9%	$ 204,174	$ 196,363	4.0%
Homeowners	27,434	25,708	6.7	113,576	106,420	6.7
Other	4,143	4,044	2.4	16,989	15,915	6.7
Total personal lines	80,075	76,413	4.8	334,739	318,698	5.0
Commercial lines:
Automobile	15,007	12,947	15.9	65,552	58,165	12.7
Workers' compensation	19,134	16,327	17.2	88,739	77,589	14.4
Commercial multi-peril	19,550	16,821	16.2	83,413	74,516	11.9
Other	1,578	1,262	25.0	6,758	4,463	51.4
Total commercial lines	55,269	47,357	16.7	244,462	214,733	13.8
Total net premiums written	$ 135,344	$ 123,770	9.4%	$ 579,201	$ 533,431	8.6%

The Company's net premiums written increased 9.4% for the fourth quarter of 2014 compared to the fourth quarter of 2013. This increase represented the combination of 16.7% growth in commercial lines writings and 4.8% growth in personal lines writings. The $11.6 million growth in net premiums written for the fourth quarter of 2014 compared to the fourth quarter of 2013 included:

  $2.1 million, or 1.7% of total net premiums written, related to a change in the Michigan Insurance Company ("MICO") quota-share reinsurance agreement that continued to increase the amount of business MICO retained in 2014. The Company acquired MICO in 2010.
  $6.7 million in commercial lines premiums, excluding the MICO reinsurance change, that the Company attributes primarily to premium rate increases and new commercial accounts the Company's insurance subsidiaries have written throughout their operating regions.
  $2.8 million in personal lines premiums, excluding the MICO reinsurance change. The increase reflected modest new business premium and premium rate increases the Company has implemented over the past four quarters.

The Company's net premiums written increased 8.6% for the full year of 2014 compared to the full year of 2013. The increase included $9.7 million related to the MICO reinsurance change. Excluding the MICO reinsurance change, commercial lines premiums rose $24.1 million, or 11.2%, and personal lines premiums increased $11.9 million, or 3.7%, for the full year of 2014 compared to the full year of 2013.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Statutory Combined Ratios
Personal Lines:
Automobile	116.0%	107.0%	102.8%	103.2%
Homeowners	93.4	88.9	97.8	93.0
Other	79.9	74.2	99.5	80.5
Total personal lines	106.5	99.3	101.0	98.8
Commercial Lines:
Automobile	123.9	108.0	115.0	104.9
Workers' compensation	86.6	86.4	91.1	96.9
Commercial multi-peril	88.7	84.5	102.9	92.9
Total commercial lines	95.1	89.4	99.8	95.7
Total lines	101.8%	95.4%	100.5%	97.4%

GAAP Combined Ratios (Total Lines)
Loss ratio (non-weather)	67.8%	59.1%	62.3%	61.0%
Loss ratio (weather-related)	2.8	3.5	7.5	5.6
Expense ratio	30.4	31.9	31.4	31.8
Dividend ratio	0.6	0.4	0.5	0.4
Combined ratio	101.6%	94.9%	101.7%	98.8%

The Company's statutory loss ratio was 71.1% for the fourth quarter of 2014 and 70.0% for the full year of 2014.

Weather-related losses of $4.0 million for the fourth quarter of 2014, or 2.8 percentage points of the Company's loss ratio, declined modestly from the $4.6 million, or 3.5 percentage points of the Company's loss ratio, for the fourth quarter of 2013.

Large fire losses were $7.1 million for the fourth quarter of 2014, or 4.9 percentage points of the Company's loss ratio, compared to $6.3 million, or 4.8 percentage points of the Company's loss ratio, for the fourth quarter of 2013.

Development of reserves for losses incurred in prior accident years added $6.9 million to the Company's incurred losses, or 4.8 percentage points of the Company's loss ratio, for the fourth quarter of 2014. The development occurred primarily in the Company's commercial multi-peril, personal automobile and commercial automobile lines of business. Development of reserves for losses incurred in prior accident years was negligible for the fourth quarter of 2013. Development of reserves for losses incurred in prior accident years was $14.5 million for the full year of 2014, compared to $10.4 million for the full year of 2013.

Jeffrey D. Miller, Executive Vice President and Chief Financial Officer, commented, "We experienced consistent declines in bodily injury claim frequency throughout 2014, which allowed us to reduce our inventory of open claims at December 31, 2014. However, we observed an increase in automobile liability loss severity during the fourth quarter of 2014, which included new reported losses as well as increases in our case reserves for current year and prior year claims."

Mr. Miller continued, "While we have not identified any significant adverse trends in the quarterly loss data, we will continue to increase premium rates and take other appropriate underwriting actions in our personal and commercial automobile liability lines of business to address the relative underperformance of these lines. We further expect our growing utilization of predictive modeling tools will enhance our ability to identify specific products and geographies that warrant underwriting adjustments or rate actions."

The Company's statutory expense ratio1 was 30.1% for the fourth quarter of 2014, compared to 32.2% for the fourth quarter of 2013. The decrease in the Company's expense ratio reflected lower underwriting-based incentive costs that resulted from less favorable underwriting results for the fourth quarter of 2014 compared to the fourth quarter of 2013. The Company's statutory expense ratio was 29.9% for the full year of 2014, compared to 30.2% for the full year of 2013.

Investment Operations

Donegal Group's investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, the Company had invested 89.1% of its consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at December 31, 2014.

	December 31, 2014		December 31, 2013
	Amount	%	Amount	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$ 74,878	9.0%	$ 62,279	7.9%
Obligations of states and political subdivisions	377,241	45.3	385,982	48.7
Corporate securities	106,171	12.7	55,547	7.0
Mortgage-backed securities	184,252	22.1	140,214	17.7
Total fixed maturities	742,542	89.1	644,022	81.3
Equity securities, at fair value	30,822	3.7	12,423	1.6
Investments in affiliates	39,284	4.7	35,685	4.5
Short-term investments, at cost	20,293	2.5	99,678	12.6
Total investments	$ 832,941	100.0%	$ 791,808	100.0%

Average investment yield	2.3%		2.4%
Average tax-equivalent investment yield	3.1%		3.3%
Average fixed-maturity duration (years)	4.1		4.5

The 2.8% increase in net investment income for the fourth quarter of 2014 compared to the fourth quarter of 2013 primarily reflected additional dividend income from increased holdings within the Company's equity portfolio. Net realized investment gains were $837,000 for the fourth quarter of 2014, compared to net realized investment losses of $520,000 for the fourth quarter of 2013. The Company had no impairments in its investment portfolio that it considered to be other than temporary during the fourth quarters of 2014 or 2013.

Mr. Miller, in commenting on the Company's investment operations, noted, "In the fourth quarter of 2014, we began to see tangible benefits from the modest changes we have made to our investment portfolio in recent quarters, including our strategy to remain as fully invested as possible while maintaining a relatively short portfolio duration."

The Company owns 48.2% of the outstanding stock of Donegal Financial Services Corporation ("DFSC"), which owns all of the outstanding capital stock of Union Community Bank. The Company accounts for its investment in DFSC using the equity method of accounting. The Company's equity in the earnings of DFSC was $8,000 for the fourth quarter of 2014, compared to $408,000 for the fourth quarter of 2013. DFSC's earnings for the fourth quarter of 2014 were reduced by a charge related to the termination of certain real estate lease obligations that predated DFSC's acquisition of Union National Financial Corporation in May 2011. DFSC will realize cost savings in 2015 and thereafter as a result of the termination of these lease obligations. Donegal Mutual Insurance Company owns the remaining 51.8% of the outstanding stock of DFSC.

Definitions of Non-GAAP and Operating Measures

The Company prepares its consolidated financial statements on the basis of GAAP. The Company's insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit ("SAP"). In addition to using GAAP-based performance measurements, the Company also utilizes certain non-GAAP financial measures that it believes provide value in managing its business and for comparison to the financial results of its peers. These non-GAAP measures are operating income and statutory combined ratio.

Operating income is a non-GAAP financial measure investors in insurance companies commonly use. The Company defines operating income as net income excluding after-tax net realized investment gains or losses. Because the Company's calculation of operating income may differ from similar measures other companies use, investors should exercise caution when comparing the Company's measure of operating income to the measure other companies report.

The following table provides a reconciliation of the Company's net income to the Company's operating income for the periods indicated:

	Three Months Ended December 31,			Year Ended December 31,
	2014	2013	% Change	2014	2013	% Change
	(dollars in thousands, except per share amounts)

Reconciliation of Net Income to Operating Income
Net income	$ 4,486	$ 9,564	-53.1%	$ 14,539	$ 26,322	-44.8%
Realized (gains) losses (after tax)	(552)	343	NM	(2,068)	(1,599)	29.3
Operating income	$ 3,934	$ 9,907	-60.3%	$ 12,471	$ 24,723	-49.6%

Per Share Reconciliation of Net Income to Operating Income
Net income – Class A (diluted)	$ 0.17	$ 0.36	-52.8%	$ 0.55	$ 1.02	-46.1%
Realized (gains) losses (after tax)	(0.02)	0.01	NM	(0.08)	(0.06)	33.3
Operating income – Class A	$ 0.15	$ 0.37	-59.5%	$ 0.47	$ 0.96	-51.0%

Net income – Class B	$ 0.15	$ 0.34	-55.9%	$ 0.49	$ 0.94	-47.9%
Realized (gains) losses (after tax)	(0.02)	0.01	NM	(0.07)	(0.06)	16.7
Operating income – Class B	$ 0.13	$ 0.35	-62.9%	$ 0.42	$ 0.88	-52.3%

Statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers' compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Conference Call and Webcast

The Company will hold a conference call and webcast on Friday, February 20, 2015, beginning at 11:00 A.M. Eastern Time. You may listen via the Internet by accessing the webcast link on the Company's web site at http://investors.donegalgroup.com. A replay of the conference call will also be available via the Company's web site.

About the Company

Donegal Group is an insurance holding company. The Company's Class A common stock and Class B common stock trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. As an effective acquirer of small to medium-sized "main street" property and casualty insurers, Donegal Group has grown profitably since its formation in 1986. The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the property and casualty insurance industry in terms of service, profitability and growth in book value.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which we operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the companies we may acquire from time to time and other risks we describe from time to time in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended December 31,
	2014	2013

Net premiums earned	$ 144,211	$ 132,982
Investment income, net of expenses	4,815	4,685
Net realized investment gains (losses)	837	(520)
Lease income	212	211
Installment payment fees	1,508	1,629
Equity in earnings of DFSC	8	408
Total revenues	151,591	139,395

Net losses and loss expenses	101,877	83,193
Amortization of deferred acquisition costs	23,913	21,517
Other underwriting expenses	19,859	20,861
Policyholder dividends	860	637
Interest	340	382
Other expenses	600	554
Total expenses	147,449	127,144

Income before income tax (benefit) expense	4,142	12,251
Income tax (benefit) expense	(344)	2,687

Net income	$ 4,486	$ 9,564

Net income per common share:
Class A - basic	$ 0.17	$ 0.37
Class A - diluted	$ 0.17	$ 0.36
Class B - basic and diluted	$ 0.15	$ 0.34

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic	21,383,054	20,711,539
Class A - diluted	21,946,147	21,391,352
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$ 135,344	$ 123,770

Book value per common share at end of period	$ 15.40	$ 15.02

Annualized return on average equity	4.3%	9.7%

Donegal Group Inc.
Consolidated Statements of Income
(unaudited in 2014; in thousands, except share data)

	Year Ended December 31,
	2014	2013

Net premiums earned	$ 556,498	$ 515,292
Investment income, net of expenses	18,344	18,795
Net realized investment gains	3,134	2,423
Lease income	856	850
Installment payment fees	6,473	6,842
Equity in earnings of DFSC	1,243	2,908
Total revenues	586,548	547,110

Net losses and loss expenses	388,401	343,128
Amortization of deferred acquisition costs	90,146	81,753
Other underwriting expenses	84,659	82,197
Policyholder dividends	2,796	1,910
Interest	1,517	1,635
Other expenses	2,746	3,777
Total expenses	570,265	514,400

Income before income tax expense	16,283	32,710
Income tax expense	1,744	6,388

Net income	$ 14,539	$ 26,322

Net income per common share:
Class A - basic	$ 0.56	$ 1.04
Class A - diluted	$ 0.55	$ 1.02
Class B - basic and diluted	$ 0.49	$ 0.94

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic	21,099,861	20,363,677
Class A - diluted	21,564,456	20,762,385
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$ 579,201	$ 533,431

Book value per common share at end of period	$ 15.40	$ 15.02

Return on average equity	3.6%	6.6%

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2014	2013
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$ 307,392	$ 240,370
Available for sale, at fair value	435,150	403,652
Equity securities, at fair value	30,822	12,423
Investments in affiliates	39,284	35,685
Short-term investments, at cost	20,293	99,678
Total investments	832,941	791,808
Cash	35,579	27,636
Premiums receivable	133,307	123,905
Reinsurance receivable	253,636	244,239
Deferred policy acquisition costs	48,299	43,628
Prepaid reinsurance premiums	115,872	112,664
Other assets	39,021	41,531
Total assets	$ 1,458,655	$ 1,385,411

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$ 538,258	$ 495,619
Unearned premiums	408,646	382,735
Accrued expenses	19,430	19,265
Borrowings under line of credit	53,500	58,000
Subordinated debentures	5,000	5,000
Other liabilities	17,686	27,915
Total liabilities	1,042,520	988,534
Stockholders' equity:
Class A common stock	224	218
Class B common stock	56	56
Additional paid-in capital	200,349	189,116
Accumulated other comprehensive income (loss)	5,354	(2,313)
Retained earnings	223,254	222,889
Treasury stock, at cost	(13,102)	(13,089)
Total stockholders' equity	416,135	396,877
Total liabilities and stockholders' equity	$ 1,458,655	$ 1,385,411
CONTACT: Jeffrey D. Miller
         Executive Vice President & Chief Financial Officer
         Phone: (717) 426-1931
         E-mail: investors@donegalgroup.com